Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated December 16, 2008 in this Registration Statement of The Alger Funds on (Form N-1A No. 811-1355).

ERNST & YOUNG LLP

New York, New York
February 20, 2009